Prospectus Supplement No. 1                     Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated September 25, 1998)                  SEC File No. 333-57501


                                  $111,095,000

                                 ALPHARMA INC.
                 5 3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2005

     All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Prospectus, dated September 25, 1998, forming a part of the Registration Statement on Form S-3 (Registration No. 333-57501). Any cross references in this Prospectus Supplement refer to portions of the Prospectus.

     The purpose of this Prospectus Supplement is to amend and supplement the information set forth in the Prospectus regarding the Selling Securityholders. The following table sets forth the names of additional Selling Securityholders and (i) the amount of Notes owned by each Selling Securityholder listed below as of December 30, 1998; (ii) the maximum amount of Notes which may be offered by each Selling Securityholder listed below under this Prospectus; (iii) the number of shares of Common Stock owned by each Selling Securityholder listed below as of December 30, 1998; and (iv) the maximum number of shares of Common Stock which may be offered by each Selling Securityholder listed below under this Prospectus. Each of the Selling Securityholders named below acquired Notes in the amounts reflected in the table below from a Selling Securityholder named in the Prospectus. All information with respect to beneficial ownership has been furnished to the Company by the respective Selling Securityholders. Beneficial ownership of the Notes and Common Stock listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Exchange Act.

                                                   AGGREGATE               PRINCIPAL AMOUNT   NO. OF    NO. OF SHARES
                                                   PRINCIPAL       % OF    OF NOTES OFFERED   SHARES    OFFERED HEREBY
      NAME OF SELLING SECURITYHOLDER            AMOUNT OF NOTES   CLASS         HEREBY        (1)(2)        (1)(2)
----------------------------------------        ---------------   -----    ---------------    ------    --------------
Health Alliance of Pennsylvania                   $  250,000      0.20%       $  250,000       8,743        8,743
Helm Foundation                                      100,000      0.08%          100,000       3,497        3,497
William G. McGowan Charitable Fund, Inc.             150,000      0.12%          150,000       5,246        5,246
Sue Ling Gin McGowan                                  50,000      0.04%           50,000       1,749        1,749
The Mitchell Kapor Foundation                         50,000      0.04%           50,000       1,749        1,749
The Stepping Stones Foundation                       100,000      0.08%          100,000       3,497        3,497
U/W Olt - Taxable Income                             250,000      0.20%          250,000       8,743        8,743
Ross Kapor Foundation                                 50,000      0.04%           50,000       1,749        1,749
ASPCA Pension Fund                                   100,000      0.08%          100,000       3,497        3,497
LLT Limited                                          170,000      0.14%          170,000       5,945        5,945
Forest Alternative Strategies Fund A-5             1,850,000      1.48%        1,850,000      64,699       64,699
Forest Alternative Global Strategies A5m              96,000      0.08%           96,000       3,357        3,357
Forest Alternative Strategies Fund A5I               228,000      0.18%          228,000       7,974        7,974
Forest Global Convertible Fund A5                  1,656,000      1.32%        1,656,000      57,915       57,915
Fiserv Correspondent Services Inc.                   200,000      0.16%          200,000       6,995        6,995
Infinity Investors Limited                         1,000,000      0.80%        1,000,000      34,973       34,973
                                                ---------------   -----    ---------------   -------    --------------
Total                                             $6,300,000      5.04%       $6,300,000     220,328      220,328
                                                ===============   =====    ===============   =======    ==============

_______________________
(1) All share amounts set forth represents less than 1% of the outstanding Class A Common Stock.

(2) Reflects the shares of Common Stock into which the Notes held by such Selling Securityholder are convertible at the initial conversion rate. The Conversion Price and the number of shares of Common Stock issuable upon conversion of the Notes are subject to adjustment under certain circumstances. Assumes conversion into Class A Common Stock of the full amount of Notes held by the Selling Securityholder at the initial conversion rate and the offering of such shares by such Selling Securityholder pursuant to this Prospectus. See "Description of Notes--Conversion Rights."

  Because the Selling Securityholders may, pursuant to this Prospectus, offer all or some portion of the Notes they presently hold or, with respect to the Common Stock, have the right to acquire upon conversion of such Notes, no estimate can be given as to the amount of the Notes and Common Stock that will be held by the Selling Securityholders upon termination of any such sales. In addition, the Selling Securityholders identified above and in the Prospectus may have sold, transferred or otherwise disposed of all or a portion of their Notes and Common Stock since the date on which they provided the information regarding their Notes and Common Stock, in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution." Such sales would affect the data in the table above.

  The Company may from time to time, in accordance with the Registration Rights Agreement, supplement or amend the Prospectus to reflect the required information concerning any transferee, pledgee, donee or successor to the Selling Securityholders named in the Prospectus.

 The date of this Prospectus Supplement is December 30, 1998.

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